Exhibit 99.1

Jounce Therapeutics Reports Fourth Quarter and Full Year 2020 Financial Results

- Commenced enrollment in both the Phase 1 INNATE trial of JTX-8064 (LILRB2 / ILT4) and the Phase 2 SELECT trial of Vopratelimab in combination with JTX-4014 -

- Ended 2020 with $213.2 million in cash, cash equivalents and investments -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., February 25, 2021 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the fourth quarter and year ended December 31, 2020 and provided a corporate update.

“2020 proved to be a year of important pipeline execution and corporate development at Jounce despite the challenges presented by the COVID-19 pandemic. As we enter 2021, we are strongly positioned to execute on our two proof of concept studies, INNATE and SELECT, and continue to advance our sustainable discovery pipeline. Our potential first-in-class programs and biomarker approaches are aimed at bringing meaningful clinical benefit to the growing population of PD-(L)1 inhibitor naïve and experienced patients,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “The need for novel approaches targeting different immune cells in the tumor microenvironment highlights the importance of our translational science platform and our productive discovery engine. This approach has allowed us to generate multiple targets beyond T-cells, most notably our highest priority program, JTX-8064, targeting LILRB2, also known as ILT4. As we enter 2021, Jounce is poised to further our goal of bringing the right immunotherapies to the right patients.”

Pipeline Update and Highlights:

JTX-8064 (LILRB2 / ILT4)
•Initiated Phase 1 INNATE trial of JTX-8064: In January 2021, Jounce enrolled the first dose cohort in INNATE, a Phase 1 clinical trial of JTX-8064 alone and in combination with its PD-1 inhibitor, JTX-4014, or pembrolizumab. The trial is designed to progress quickly through dose escalation and demonstrate proof of concept in tumor specific expansion cohorts.

•Presented JTX-8064 preclinical data at the Society for Immunotherapy of Cancer’s (SITC) 35th Annual Meeting: In November 2020 at SITC, Jounce presented preclinical data for JTX-8064 that informed the indication selection and biomarker strategies for JTX-8064 to maximize potential therapeutic benefit for patients with solid tumor malignancies.

Vopratelimab (ICOS) and JTX-4014 (PD-1)
•Initiated enrollment in the Phase 2 SELECT trial of vopratelimab: In October 2020, Jounce initiated enrollment in the randomized Phase 2 SELECT trial to evaluate vopratelimab in combination with JTX-4014 versus JTX-4014 alone in immunotherapy naïve TISvopra biomarker-selected, second line non-small cell lung cancer patients. COVID-19 related delays are currently impacting patient enrollment, and Jounce now anticipates reporting data from the SELECT trial in 2022.

•Continued to advance JTX-4014 as a combination agent: JTX-4014 is a PD-1 inhibitor intended for combination with Jounce’s broad pipeline beginning with its two ongoing proof of concept studies, the INNATE trial and the SELECT trial. The SELECT trial will also provide additional important single agent data for JTX-4014 in a new biomarker selection paradigm.

JTX-1811 (CCR8)
•Established exclusive license agreement with Gilead for the development and commercialization of JTX-1811: In October 2020, Jounce licensed to Gilead Sciences, Inc. (“Gilead”) the worldwide rights to JTX-1811, a potential first-in-class antibody designed to bind to CCR8 and selectively deplete immunosuppressive tumor-infiltrating T regulatory cells. Upon clearance of an investigational new drug application (“IND”), JTX-1811 will transition to Gilead for clinical development and potential commercialization. In addition to an $85.0 million upfront and a $35.0 million equity investment, Jounce has the potential to earn up to $685.0 million in milestones as well as royalties on worldwide sales. Jounce continues to progress JTX-1811 to IND clearance and remains on track for an IND filing in the first half of 2021.

Discovery Pipeline
•Productive discovery engine with IND every 12 to 18 months: Jounce continues to invest in and advance its growing immuno-oncology pipeline. Its discovery engine is built upon the capability to thoroughly investigate different cell types in the tumor microenvironment, including T cells, myeloid cells and stromal cells.

Fourth Quarter and Full Year 2020 Financial Results:
•Cash position: As of December 31, 2020, cash, cash equivalents and investments were $213.2 million, compared to $170.4 million as of December 31, 2019. The increase in cash, cash equivalents and investments was primarily due to receipt of $120.0 million in proceeds from the license and stock purchase agreements with Gilead and $14.5 million received during 2020 under Jounce’s at-the-market offering program (“ATM”), offset by operating expenses incurred during the year. In January 2021, the Company completed the sale of all available amounts under the existing ATM with the sale of 3,156,200 shares for net proceeds of $30.2 million.
•License and collaboration revenue: $62.3 million of license and collaboration revenue was recognized during the fourth quarter of 2020. Jounce did not recognize any license and collaboration revenue for the same period in 2019. License and collaboration revenue was $62.3 million for the full year 2020, compared to $147.9 million for the full year 2019. Revenue recognized during 2020 was related to Jounce’s license agreement with Gilead. Revenue recognized during 2019 was comprised of $50.0 million of cash revenue related to Jounce’s JTX-8064 license agreement with Celgene and $97.9 million of non-cash revenue recognition related to the $225.0 million upfront payment received in July 2016 under the Celgene collaboration agreement.

•Research and development expenses: Research and development expenses were $20.0 million for the fourth quarter of 2020, compared to $16.6 million for the same period in 2019. Research and development expenses were $78.7 million for the full year 2020, compared to $67.1 million for the full year 2019. The increase in research and development expenses for the full year 2020 was primarily due to $7.9 million of increased clinical and regulatory expense primarily attributable to the SELECT clinical trial, $3.2 million of increased manufacturing and IND-enabling expenses and $2.9 million of increased employee compensation costs. These increases were partially offset by $0.9 million and $0.8 million of decreased other research costs, primarily related to reduced travel, and lab consumable costs, respectively.
•General and administrative expenses: General and administrative expenses were $6.9 million for both the fourth quarter of 2020 and 2019. General and administrative expenses were $28.8 million for the full year 2020, compared to $27.9 million for the full year 2019. The increase in general and administrative expenses for full year 2020 was primarily attributable to $1.5 million of increased employee compensation costs.
•Net income (loss): Net income was $35.5 million for the fourth quarter of 2020, resulting in basic net income per share of $0.90 and diluted net income per share of $0.86. Net loss was $22.7 million for the same period in 2019, resulting in basic and diluted net loss per share of $0.68. Net loss was $43.8 million for the full year 2020, resulting in basic and diluted net loss per share of $1.24. Net income was $56.8 million for the full year 2019, resulting in basic net income per share of $1.72 and diluted net income per share of $1.66. Net loss for the full year 2020 was attributable to increased operating expenses, offset by $62.3 million of license revenue recognized under Jounce’s agreement with Gilead. Net income for the full year 2019 was primarily attributable to $147.9 million of revenue recognized under the Celgene license and collaboration agreements in the year.

Financial Guidance:
Based on its current operating and development plans, Jounce reiterates its financial guidance for 2021. Gross cash burn on operating expenses and capital expenditures for the full year 2021 is expected to be approximately $95.0 million to $110.0 million. Given the strength of its balance sheet, Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements through the second quarter of 2023.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 4698355. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. Jounce’s highest priority program,

JTX-8064, is a LILRB2 (ILT4) receptor antagonist shown to reprogram immune-suppressive tumor associated macrophages to an anti-tumor state in preclinical studies. A Phase 1 clinical trial, named INNATE, for JTX-8064 as a monotherapy and in combination with JTX-4014, Jounce’s internal PD-1 inhibitor, or pembrolizumab is currently enrolling patients with advanced solid tumors. Jounce’s most advanced product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the SELECT Phase 2 trial. JTX-4014 is a PD-1 inhibitor intended for combination use in the INNATE and SELECT trials and with Jounce’s broader pipeline. Additionally, Jounce exclusively licensed worldwide rights to JTX-1811, a monoclonal antibody targeting CCR8 and designed to selectively deplete T regulatory cells in the tumor microenvironment, to Gilead Sciences, Inc. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, operating expenses and capital expenditures; the timing, progress, results and release of data for clinical trials of vopratelimab, JTX-4014 and JTX-8064; identification, selection and enrollment of patients for Jounce’s clinical trials; the use of JTX-4014 in combination with Jounce’s other product candidates; and the timing, progress and results of preclinical studies and development of Jounce’s product candidates, including JTX-1811, and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “expect,” “goal,” “plan,” “on track,” “will” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
License and collaboration revenue—related party	$62,339	$—	$62,339	$147,872
Operating expenses:
Research and development	20,019	16,610	78,690	67,135
General and administrative	6,899	6,922	28,766	27,920
Total operating expenses	26,918	23,532	107,456	95,055
Operating income (loss)	35,421	(23,532)	(45,117)	52,817
Other income, net	51	875	1,289	4,052
Income (loss) before provision for income taxes	35,472	(22,657)	(43,828)	56,869
Provision for income taxes	—	10	14	46
Net income (loss)	$35,472	$(22,667)	$(43,842)	$56,823
Net income (loss) per share, basic	$0.90	$(0.68)	$(1.24)	$1.72
Net income (loss) per share, diluted	$0.86	$(0.68)	$(1.24)	$1.66
Weighted-average common shares outstanding, basic	39,434	33,272	35,426	33,080
Weighted-average common shares outstanding, diluted	41,442	33,272	35,426	34,294

Jounce Therapeutics, Inc. Selected Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	December 31,
	2020		2019
Cash, cash equivalents and investments	$213,188		$170,444
Working capital	$192,067		$159,297
Total assets	$244,236		$205,882
Total stockholders’ equity	$211,294		$174,593

Investor and Media Contacts:
Malin Deon
Jounce Therapeutics, Inc.
+1-857-259-3843
mdeon@jouncetx.com

Mark Yore
Jounce Therapeutics, Inc.
+1-857-200-1255
myore@jouncetx.com